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                                                                    EXHIBIT 10.5

                          TAX LIABILITY ALLOCATION AND
                            INDEMNIFICATION AGREEMENT

         This Agreement, made and entered into as of the 9th day of September, 1999, by and between LIBERTY MEDIA CORPORATION, a Delaware corporation ("Liberty"), LIBERTY DIGITAL, INC., a Delaware corporation ("Digital"), for and on behalf of itself and each member of the Digital Group (as defined below), and LIBERTY MEDIA GROUP LLC, a Delaware limited liability company ("Liberty Group LLC").

                                   WITNESSETH:

         WHEREAS, AT&T Corp., a New York corporation ("AT&T"), Liberty, for and on behalf of each member of the Liberty Group (as defined below) and Digital Group, Tele-Communications, Inc., a Delaware corporation ("TCI"), Liberty Ventures Group LLC, a Delaware limited liability company, Liberty Group LLC, TCI Starz, Inc., a Colorado corporation, TCI CT Holdings, Inc., a Delaware corporation, each Covered Entity (as defined therein), and certain other entities which may become parties thereto pursuant to Section 23 thereof, have entered into a Tax Sharing Agreement dated as of March 9, 1999, as amended (the "AT&T/Liberty TSA"), which allocates and settles (i) the consolidated federal income Tax liability of the AT&T Affiliated Group and the TCI Affiliated Group and (ii) the state, local and foreign Tax liability in connection with all combined, consolidated and unitary state, local and foreign Tax returns which include members of the Liberty Group and either the Common Stock Group or the TCI Group; and

         WHEREAS, Liberty has incurred obligations under the AT&T/Liberty TSA for and on behalf of the Digital Group; and

         WHEREAS, it is deemed equitable that with respect to each Taxable period for which a Joint Return (as defined below) is filed in any Tax jurisdiction, Digital pay to Liberty an amount equal to the Digital Group's Separate Return Tax Liability (as defined below) in each such Tax jurisdiction; and

         WHEREAS, it is deemed equitable that with respect to each Taxable period for which a Joint Return is filed in any Tax jurisdiction and in which the Affiliated Group for such Tax jurisdiction utilizes a net operating loss or credit of Digital, Liberty shall, in the manner prescribed hereinafter, credit against the future liability of Digital to Liberty hereunder an amount equal to the Tax benefit obtained by such Affiliated Group as a result of the utilization of such net operating loss or credit of Digital; and

         WHEREAS, it is deemed equitable that in the event that Digital or its Subsidiaries for any reason become disaffiliated from any Affiliated Group, the portion of the economic


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burdens and benefits of Tax payments, deficiencies and refunds of such
Affiliated Group which are attributable to the period in which disaffiliation occurs and for prior Joint Return periods in which Digital or any other member of the Digital Group was included in such Affiliated Group, are to be allocated to Liberty and Digital as hereinafter provided.

         NOW, THEREFORE, the parties signatory hereto agree as follows:

         1. Definitions. For purposes of this Agreement, the following terms shall be defined as follows:

              (a) "Affiliated Group" shall mean, for any federal, state, local or foreign Tax jurisdiction, the consolidated, combined or unitary group that files a Joint Return.

              (b) "AT&T" shall have the meaning set forth in the recitals hereto.

              (c) "AT&T Tax Proceedings" shall have the meaning given to such term in Section 12(b) hereof.

              (d) "AT&T/Liberty TSA" shall have the meaning set forth in the recitals hereto.

              (e) "Code" shall mean the Internal Revenue Code of 1986, as amended.

              (f) "Common Stock Group" shall have the meaning given to such term in the AT&T/Liberty TSA.

              (g) "Consolidated Return Regulations" shall mean the Treasury Regulations promulgated under Chapter 6 of Subtitle A of the Code, including, as applicable, any predecessors or successors thereto.

              (h) "Contested Digital Group Item" shall have the meaning given to such term in Section 12(b) hereof.

              (i) "Contributed Entities" shall mean each of the "Contributed Subsidiaries" and each "Additional Contributed Subsidiary," as such terms are defined in the Contribution Agreement.

              (j) "Contribution Agreement" shall mean the Agreement dated ______, 1999, by and among Liberty, LMC Capital, LLC, a Delaware limited liability company, Liberty DMX, Inc., a Colorado corporation, TCI Interactive, Inc., a Delaware corporation, ETC w/tci, Inc., a Delaware corporation, and Digital.

              (k) "Digital" shall have the meaning set forth in the first paragraph hereof.


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              (l) "Digital Group" shall mean Digital and each of the other Legal
Entities that is or was at any time owned directly or indirectly by Digital, including, without limitation, each of the Contributed Entities and any of their direct or indirect Subsidiaries for all Taxable periods covered by this Agreement.

              (m) "DIT" shall mean any "deferred intercompany transaction" or "intercompany transaction" within the meaning of the Treasury Regulations (or predecessors thereto), or any similar transaction under state, local or foreign Tax law.

              (n) "Final Determination" shall mean a closing agreement with the Internal Revenue Service or the relevant state, local or foreign Taxing authorities, an agreement contained in Internal Revenue Service Form 870AD or other similar form, an agreement that constitutes a determination under Section 1313(a)(4) of the Code, a claim for refund which has been allowed, a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state, local or foreign tribunal has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

              (o) "Governmental Authority" shall have the meaning set forth in the definition of "Tax."

              (p) "Group" shall mean either the Liberty Group or the Digital Group.

              (q) "Joint Return" shall mean any federal, state, local or foreign Tax Return that includes at least two Legal Entities, of which one Legal Entity is a member of the Digital Group and the other Legal Entity is a member of the Liberty Group, the TCI Group or the Common Stock Group.

              (r) "Legal Entity" shall mean a corporation, partnership, limited liability company or other legal entity under the corporation, partnership, limited liability company or other organizational laws of a state or other jurisdiction.

              (s) "Liberty" shall have the meaning set forth in the first paragraph hereof.

              (t) "Liberty Group" shall have the meaning given to such term in the AT&T/Liberty TSA; provided, however, that such term shall not include any Legal Entity for such period as and to the extent that such Legal Entity is a member of the Digital Group.

              (u) "Liberty Group Contribution Agreement" shall mean the Contribution Agreement, dated as of March 9, 1999, by and among Liberty, Liberty Media Management LLC, Liberty Group LLC and Liberty Ventures Group LLC.


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              (v) "Liberty Group LLC" shall have the meaning set forth in the first paragraph hereof.

              (w) "Liberty Tax Proceedings" shall have the meaning given to such term in Section 12(b) hereof.

              (x) "Losses" shall mean costs, expenses, fees, liabilities, obligations and losses.

              (y) "Merger Agreement" shall mean the Agreement and Plan of Restructuring and Merger dated as of June 23, 1998, by and among AT&T, Italy Merger Corp. and TCI.

              (z) "Parent" shall mean, as the context may require, the common parent of any consolidated, combined, or unitary group that has filed, or is required to file, any Joint Return.

              (aa) "Redetermination" shall mean any redetermination as the result of an audit by the Internal Revenue Service (or the relevant state, local or foreign Governmental Authority), a claim for refund, an amended Tax Return or otherwise.

              (bb) "Separate Return" shall mean any Tax Return that is not a Joint Return.

              (cc) "Separate Return Tax Liability" shall have the meaning given to such term in Section 3 hereof.

              (dd) "Subsidiary" means, as to any Legal Entity, any other Legal Entity of which at least (i) 50% of the equity and (ii) 50% of the voting interests are owned, directly or indirectly, by such first Legal Entity.

              (ee) "Tax" shall mean any tax, wherever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federation or other body (a "Governmental Authority"), and, without limiting the generality of the foregoing, shall include income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, unemployment insurance, social security, stamp, environmental, value added, alternative or added minimum, ad valorem, trade, recording, withholding, occupation or transfer tax, custom or duty or other like governmental assessment or charge of any kind whatsoever, together with any related interest, penalties and additions imposed by any Governmental Authority.

              (ff) "Tax Item" shall mean any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable, including an adjustment under Code Section 481 resulting from a change in accounting method.


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              (gg) "Tax Proceeding" shall mean any Tax audit, examination, controversy or litigation.

              (hh) "Tax Return" shall mean any Tax report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Authority, including an information return, claim for refund, amended return or declaration or estimated Tax return.

              (ii) "TCI" shall have the meaning set forth in the recitals hereto.

              (jj) "TCI Group" shall have the meaning given to such term in the AT&T/Liberty TSA.

              (kk) "Treasury Regulations" shall mean the Treasury Regulations promulgated under the Code.

         2. Payment of Separate Return Tax Liability by Digital to Liberty. With respect to each Taxable period for which a Joint Return is filed in any Tax jurisdiction, Digital shall pay to Liberty an amount equal to the Separate Return Tax Liability of the Digital Group, determined in accordance with Section 3 hereof, such payment by Digital, including installments of estimated Tax payments, to be made to Liberty at least five business days prior to the due dates thereof (including extensions), whether or not the Affiliated Group is obligated to pay a Tax liability for the applicable period. The amount of estimated Tax payments to be made by Digital to Liberty shall be reasonably determined by Liberty.

         3. Determination of Separate Return Tax Liability. For each Taxable period during which a Joint Return is filed in any Tax jurisdiction, the Separate Return Tax Liability of the Digital Group for such Tax jurisdiction shall mean the hypothetical federal, state, local or foreign Tax liability (computed without regard to any credit or net operating loss deduction) determined as if the Digital Group had filed a separate consolidated, combined or unitary Tax return for the applicable period in such Tax jurisdiction and its income were taxable at the highest corporate tax rate in effect for such period; provided, however, that the Consolidated Return Regulations (or any similar provisions of state, local or foreign Tax law) and the Joint Returns filed by the Affiliated Group in such Tax jurisdiction shall determine the timing of the recognition of Tax Items with respect to DITS and the determination of which Legal Entity shall bear the Tax benefit or burden of such Tax Items, and the Digital Group shall be responsible for the Tax Items recognized by its respective members with respect to any DITS. If the computation of the Separate Return Tax Liability of the Digital Group pursuant to this Section 3 for a Taxable period does not result in positive Tax liability, then for purposes of
Section 2 hereof the Separate Return Tax Liability of the Digital Group shall be deemed to be zero, and any net operating loss or Tax credit of the Digital Group for such period shall be taken into account only as otherwise provided herein. The determination of the Separate Return Tax Liability of the Digital Group shall be made by Liberty and such determination shall be conclusive for purposes hereof.



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         4. Credit to Separate Return Tax Liability of Digital. If the Digital
Group is entitled to a Tax credit or would incur a net operating loss during a Taxable period if it filed a separate consolidated, combined or unitary Tax return for such period, or would, if it filed a separate consolidated, combined or unitary Tax return for all periods covered by this Agreement computed as described in Section 3, be entitled to a credit or a net operating loss deduction with respect to net operating losses or credits carried forward or back to such period (exclusive of net operating losses or credits utilized by any Affiliated Group for prior or subsequent periods for which the Digital Group has previously received credit because of the Tax benefit to such Affiliated Group as described below), and if it is determined by Liberty that such credit, net operating loss or deduction will be utilized by the Affiliated Group in filing its Joint Return for the current Taxable period or for any previous period and that such credit, net operating loss or deduction will provide a Tax benefit in any such period, Liberty shall credit against the Separate Return Tax Liability owed by Digital to Liberty pursuant to this Agreement for the current Taxable period and all future Taxable periods until the credit fully utilizes an amount equal to the net Tax benefit which Liberty, in its reasonable judgement, determines the Affiliated Group will obtain. Liberty shall apply such credit against the Separate Return Tax Liability of the Digital Group as provided above with respect to any Taxable period as of the first installment date for such year. Liberty shall have the right to adjust, as of the last day of succeeding quarters the amount credited pursuant to this Section 4 based upon the determination of Liberty that the amount credited in preceding quarters was incorrect.

         5. Tax Liability of Digital in the Event of Disaffiliation. In the event that Digital becomes disaffiliated from any Affiliated Group for any reason, Digital shall remain liable under this Agreement for the Tax liability of the Digital Group for the Taxable period during which disaffiliation occurs and for prior Taxable periods in which Digital was a member of the Affiliated Group, in accordance with Section 1.1502-6 of the Consolidated Return Regulations or any similar provision of state, local or foreign Tax law, and Digital shall be required to pay Liberty those amounts for the period of disaffiliation that are determined pursuant to this Agreement. Payment of such Tax liability by Digital shall be made to Liberty at least five business days prior to the due date of the applicable Tax return. Moreover, should a Tax Proceeding ultimately result in assessment of a Tax deficiency against any Affiliated Group for years in which Digital was affiliated with such Affiliated Group, Digital shall remain liable for Digital's portion of such Tax deficiency determined pursuant to this Agreement, plus interest and penalties as provided in Section 9, if any. In addition to the foregoing, Digital shall remain liable in all periods following disaffiliation for any payments required to be made pursuant to Section 7(b) hereof.

         6. Payment of Tax Refunds and Utilized Tax Benefits to Digital in the Event of Disaffiliation.

              (a) If, after the disaffiliation of Digital from any Affiliated Group, Parent receives from a Governmental Authority any refund of Tax (and interest, if any) paid by such


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Affiliated Group, any amount of which in the sole judgment of Liberty should be regarded as a refund of amounts paid by Digital pursuant to Section 2 hereof, such amount shall be paid by Liberty to Digital within sixty business days after receipt by Parent.

              (b) If, upon the disaffiliation of Digital from any Affiliated Group, Digital has not received a credit against its Separate Return Tax Liability in any Tax jurisdiction pursuant to Section 4 hereof for any net operating losses or credits of the Digital Group that have been utilized by such Affiliated Group (the "Unpaid Benefits"), Liberty shall pay to Digital, at such times that, and only to the extent that, the Digital Group has a Separate Return Tax Liability for such Tax jurisdiction (or if the Digital Group actually files a separate consolidated, combined or unitary federal, state, local, or foreign Tax Return, its actual Tax liability shown on such Tax Return), an amount equal to the net Tax benefit which Liberty, in its reasonable judgement, determines the Affiliated Group has obtained from the Unpaid Benefits in such Tax jurisdiction. Notwithstanding the previous sentence Liberty shall not make a payment for any net operating loss or credit which would have expired at the time that the Digital Group has a Separate Return Tax Liability (or actual Tax liability for any separate consolidated, combined, or unitary federal, state, local, or foreign Tax Return). Digital shall provide Liberty with a written calculation of the Separate Return Tax Liability of the Digital Group (or a copy of the actual Tax Return filed by the Digital Group) at such time that the Tax Return is due for such Tax jurisdiction, or if earlier, is filed by the Digital Group. Liberty shall make any payment required by this Section 6(b) within 30 business days after receipt from Digital of the written calculation of the Digital Group's Separate Return Tax Liability or receipt of a copy of the applicable Tax Return that has been filed.

              (c) Notwithstanding Section 6(b) hereof, at such time that the members of the Liberty Group which are part of an affiliated group (as defined in Section 1504 of the Code) including Liberty for U.S. federal income tax purposes, do not continue to own stock of Digital constituting 20% of the voting power of Digital (a "Loss of Control"), Liberty shall pay to Digital an amount equal to the net Tax benefit which Liberty, in its reasonable judgement, determines the Affiliated Group has obtained from the Unpaid Benefits (which Digital has not previously received credit or payment for pursuant to Sections 4 or 6(b) of this Agreement) in such Tax jurisdiction, and Digital shall have no further rights with respect to such Unpaid Benefits following such payment. Notwithstanding the previous sentence, Liberty shall not make a payment for any net operating loss or credit which would have expired at the time of a Loss of Control. Liberty shall make any payment required by this Section 6(c) within 30 business days following a Loss of Control.

         7. Special Rules.

              (a) Convertible Preferred Stock Treatment. Solely for purposes of determining the amount of any Separate Return Tax Liability or any Tax credit, loss, or deduction of the Digital Group hereunder, the Convertible Preferred Stock, Series B of Digital


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shall be treated as if, for tax purposes, it is indebtedness of Digital. The previous sentence shall not apply in any period following the disaffiliation of Digital from any Affiliated Group.

              (b) Deferred Compensation and Stock Appreciation Rights Plan. For purposes of this Agreement (including, without limitation, the determination of the Separate Return Tax Liability of Digital pursuant to Section 3 hereof and the Credit to Separate Return Tax Liability of Digital pursuant to Section 4 hereof), any deduction or loss allowed with respect to the Deferred Compensation and Stock Appreciation Rights Plan set forth on Schedule 4.14 to the Contribution Agreement (the "Deferred Compensation and Stock Appreciation Rights Plan") shall be considered a deduction or loss of Liberty (and not a deduction of the Digital Group) for all Joint Returns. With respect to each Separate Return filed by the Digital Group (including, without limitation, all Separate Returns of the Digital Group for Taxable periods beginning after the disaffiliation of the Digital Group from any Affiliated Group), Digital shall pay to Liberty an amount equal to the net Tax benefit which the Digital Group has obtained in any such Taxable period from any deduction or loss resulting from the Deferred Compensation and Stock Appreciation Rights Plan that is utilized by the Digital Group on such Separate Return. Digital shall make the payment required by the preceding sentence within 30 business days following the date the applicable Tax Return is filed.

         8. Adjustments.

              (a) In the event of any Redetermination of any Joint Return which affects the calculation of the Digital Group's Separate Return Tax Liability for any Taxable period, the amounts required to be paid pursuant to Section 2 shall be recomputed for such Taxable period to take into account such Redetermination, and payments pursuant to Section 2, and the credits and payments to the Digital Group pursuant to Sections 4 and 6 hereof, shall be appropriately adjusted. Digital shall pay Liberty or Liberty shall pay Digital an amount equal to the difference between the payment or payments previously made between the parties in respect of such redetermined Joint Return and the amount that would have been paid pursuant to this Agreement in respect of such redetermined Joint Return if such redetermined Joint Return had been filed on the basis of the Redetermination. In the event Parent is required to pay to any Governmental Authority any amount for additional Taxes due to the disallowance of all or part of any item utilized by the Affiliated Group and for which Digital received a credit or payment for pursuant to Sections 4 or 6 hereof (or if Parent would have been so required to pay any Governmental Authority but for other adjustments), Digital shall pay to Liberty the amount of such additional Tax paid by Parent (or which Parent would have been required to pay but for other adjustments); provided, however, the amount so paid by Digital to Liberty shall not exceed the cumulative amount credited or paid to Digital pursuant to Sections 4 and 6 hereof with respect to such item (except as provided in Section 9 below).

              (b) In the event that AT&T is not required to take any Package Position (as defined in the AT&T/Liberty TSA) of the Liberty Group pursuant to the procedures set forth in Section 9(c) of the AT&T/Liberty TSA, and if such Package Position affects any Tax Item of the



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Digital Group, the amounts required to be paid pursuant to Section 2 shall be recomputed for such Taxable period to take into account the position actually taken by AT&T on such Joint Return, and payments pursuant to Section 2, and the credits and payments to the Digital Group pursuant to Sections 4 and 6 hereof, shall be appropriately adjusted. Digital shall pay Liberty or Liberty shall pay Digital an amount equal to the difference between the payment or payments previously made between the parties in respect of the Digital Group's Separate Return Tax Liability and the amount that would have been paid pursuant to this Agreement in respect of the Digital Group's Separate Return Tax Liability if such original calculation of the Digital Group's Separate Return Tax Liability had been made on the basis of the position actually taken by AT&T on such Joint Return.

              (c) Any payment by Liberty or Digital required by any Redetermination shall be paid within seven days after the date of a Final Determination with respect to such Redetermination.

         9. Payment of Interest, Penalties and Expenses. Interest, penalties and expenses incurred by Parent in connection with the amendment of any Joint Return, and/or any Tax Proceeding, shall be borne equitably by those parties whose Tax liability may be affected by such amendment, examination or subsequent proceedings. No interest shall be charged in connection with any allocation under this Agreement, however, unless interest is payable to a Governmental Authority or to a member of the Common Stock Group pursuant to the AT&T/Liberty TSA.

         10. Indemnification.

              (a) Each Legal Entity that is a member of the Liberty Group shall indemnify and hold harmless each Legal Entity that is a member of the Digital Group and their respective directors, officers, employees, affiliates, agents, successors and assigns (the "Digital Group Indemnitees") from and against (i) any Taxes which such member of the Liberty Group is required to pay to a Governmental Authority (except for Taxes which Liberty has a right of reimbursement from Digital), or in respect of which Liberty is required to make a payment hereunder to Digital, (ii) any amount Digital is required to pay to any Governmental Authority or to AT&T with respect to any Joint Return in excess of the Digital Group's Separate Return Tax Liability for such Tax jurisdiction, as such may be redetermined pursuant to Section 8 hereof, and (iii) any Losses incurred by any Digital Group Indemnitee by reason of a breach by any member of the Liberty Group of its obligations or covenants hereunder.

              (b) Each Legal Entity that is a member of the Digital Group shall indemnify and hold harmless each Legal Entity that is a member of the Liberty Group and their respective directors, officers, employees, affiliates, agents, successors and assigns (the "Liberty Indemnitees") from and against (i) any Taxes which such member of the Digital Group is required to pay to a Governmental Authority (except for Taxes which Digital has a right of reimbursement from Liberty) or in respect of which Digital is required to make a payment


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hereunder to Liberty and (ii) any Losses incurred by any Liberty Indemnitee by reason of a breach by any member of the Digital Group of its obligations or covenants hereunder.

         11. Appointment of Agent. Digital agrees to the appointment of AT&T as agent for the members of the Digital Group for all matters described in Section 10 of the AT&T/Liberty TSA and consents to the filing of any Tax Returns and to the making of any elections that AT&T is permitted to make pursuant thereto. For all other matters, Digital consents to the appointment of Liberty as agent for the members of the Digital Group, and agrees that Liberty shall have full authority to prepare the calculation of the Digital Group's Separate Return Tax Liability (subject to Digital's right to review such calculation), to file Joint Returns and to make any elections that Liberty has the authority to make under the AT&T/Liberty TSA on behalf of the Digital Group. The agency power of AT&T and Liberty, as described in this Section, shall extend to all periods during which Digital or any member of the Digital Group is a member of any Affiliated Group, and, in the event of Digital's disaffiliation, AT&T and Liberty shall retain their agency powers described herein to make or change on behalf of Digital, or any member of the Digital Group, any election or other decision affecting Tax liabilities for such periods that Digital was affiliated with the Affiliated Group under the provisions of the Code providing for elections.

         12. Filing of Returns and Contests.

              (a) Digital shall provide Liberty with all information necessary for Liberty to properly and timely prepare its Tax Package pursuant to Section 9(c) of the AT&T/Liberty TSA or to properly and timely file any Joint Returns that any member of the Liberty Group is permitted to file. In the event Digital fails to provide information in the form requested by Liberty and within sufficient time to permit the timely preparation of such Tax Package or the timely filing of any such Joint Return, any penalties, interest, or other payment obligation assessed against the Liberty Group (either by a Governmental Authority or by AT&T) by reason of a delay in submitting such Tax Package to AT&T or in filing such Tax Return shall be payable by Digital. If Digital provides information in the form requested by Liberty and within sufficient time to permit the timely preparation of such Tax Package or the timely filing of a particular Tax Return, any penalties, interest, or other payments assessed against the Liberty Group (either by a Governmental Authority or by AT&T) by reason of a delay in submitting such Tax Package to AT&T or in filing such Tax Return shall not be payable by Digital.

              (b) AT&T shall have the right to control all Tax Proceedings described in Section 9(d) of the AT&T/Liberty TSA ("AT&T Tax Proceedings"), and Liberty shall have the right to control all Tax Proceedings described in Section 9(b) of the AT&T/Liberty TSA ("Liberty Tax Proceedings"). In any AT&T Tax Proceeding or Liberty Tax Proceeding in which any Tax Item of the Digital Group is a subject of such Tax Proceeding (a "Contested Digital Group Item"), Digital shall be entitled to participate in such Tax Proceeding at its expense, insofar as the Tax liabilities of the Digital Group are concerned, and Liberty shall consult with Digital with respect to any Contested Digital Group Item. In any AT&T Tax Proceeding involving a Contested Digital Group Item, Liberty shall keep Digital updated and informed with


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respect to such Contested Digital Group Item to the extent that Liberty is so informed by AT&T, and in any Liberty Tax Proceeding, Liberty shall keep Digital updated and informed with respect to such Contested Digital Group Item.

         13. Separate Returns. Any Separate Return that includes only a member or members of the Digital Group and any Taxes with respect to such Separate Return shall be the responsibility of the Digital Group, provided that the Digital Group timely files such Separate Returns and pays the Taxes due with respect thereto. In the event that the Digital Group does not so file such a Separate Return or does not pay the Taxes due with respect thereto, Digital shall indemnify Liberty with respect to such Separate Return as provided in
Section 10 and, notwithstanding any other provision hereof, Liberty (or AT&T, if required under the AT&T/Liberty TSA) shall be entitled to file such Separate Return in any manner it chooses so long as it files such Separate Return in good faith.

         14. Cooperation. The parties shall cooperate with one another in all matters relating to Taxes. The Digital Group shall provide Liberty with such cooperation and information as is necessary in order to enable Liberty to satisfy its tax, accounting and other legitimate requirements, including obligations of Liberty under the AT&T/Liberty TSA. Such cooperation and information by the members of the Digital Group shall include making their respective knowledgeable employees available during normal business hours, providing the information required by reasonable AT&T Tax and accounting questionnaires (at the times and in the format required by AT&T or Liberty), maintaining such books and records and providing such information as may be necessary or useful in the filing of Joint Returns and Separate Returns, and executing any documents and taking any actions which AT&T or Liberty may reasonably request in connection therewith. Liberty shall provide Digital, upon request, with copies of any Joint Returns filed by Liberty and with copies of Joint Returns received by AT&T that include any member of the Digital Group, promptly after such Joint Returns are filed (or, in the event filed by AT&T, after receipt of such Joint Returns from AT&T) and with copies of schedules and workpapers in Liberty's possession that were used to prepare such Joint Returns or determine payments pursuant to this Agreement.

         15. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of Liberty, Digital, Liberty Group LLC, and each other party hereto and each other Subsidiary that becomes a party hereto pursuant to
Section 25 hereof. This Agreement shall inure to the benefit of, and be binding upon, any successors or assigns of the parties hereto (including, without limitation, any Subsidiary that becomes a party hereto pursuant to Section 25). Liberty and Digital may assign their right to receive payments under this Agreement but may not assign or delegate their obligations hereunder; provided, however, that concurrently with the Liberty Media Corporation Contribution (as defined in the Liberty Group Contribution Agreement) which will occur as soon as practicable after the occurrence of a Triggering Event (as defined in the Liberty Group Contribution Agreement), Liberty Group LLC shall assume all the obligations of Liberty and each other member of the Liberty Group hereunder (and which obligations thereafter shall be exercisable against Liberty Group LLC for all purposes of this


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Agreement), and Liberty shall assign all of the rights of Liberty under this
Agreement to Liberty Group LLC (and which rights thereafter shall be exercisable by Liberty Group LLC for all purposes of this Agreement, on behalf of Liberty or otherwise).

         16. Application of Agreement. This Agreement shall be applicable to all Taxable periods ending after July 11, 1997, and to each Taxable period thereafter, so long as a Joint Return is filed by Parent.

         17. Interpretation. This Agreement is intended to calculate, allocate and settle certain federal, state, local and foreign Tax liabilities of the members of the Liberty Group and the Digital Group, and any situation or circumstance concerning such calculation and allocation that is not specifically contemplated hereby or provided for herein shall be dealt with in a manner consistent with the underlying principles of calculation and allocation in this Agreement. This Agreement shall not be interpreted to require any payment by Digital to Liberty that is duplicative of any amount that is required to be paid, and has been paid, by Digital directly to AT&T pursuant to the AT&T/Liberty TSA.

         18. Legal and Accounting Fees. Unless otherwise specified herein, any fees or expenses (including internal expenses) for legal, accounting or other professional services rendered in connection with tax research relating to Digital, the preparation of a Joint Return or financial statement or the conduct of any Tax Proceeding (whether incurred directly by the Liberty Group or for which Liberty is required to reimburse AT&T under the AT&T/Liberty TSA) shall be allocated between Liberty and Digital in a manner resulting in Liberty and Digital, respectively, bearing a reasonable approximation of the actual amount of such fees or expenses hereunder reasonably related to, and for the benefit of, their respective Groups.

         19. Effect of the Agreement. This Agreement shall determine the liability of Liberty and Digital to each other as to the matters provided for herein, whether or not such determination is effective for purposes of the Code or of state, local or foreign Tax laws, or for financial reporting purposes or for any other purposes.

         20. Allocation Among Digital and Its Included Subsidiaries. Nothing herein shall be deemed to preclude or require any allocation of the Separate Return Tax Liability of Digital among or between Digital and its Subsidiaries, if any.

         21. Modifications. This Agreement may be modified or amended only pursuant to an instrument in writing executed by all the parties signatory hereto.

         22. Entire Agreement. Except with respect to the AT&T/Liberty TSA, this Agreement embodies the entire understanding among the parties relating to its subject matter and supersedes and terminates any prior agreements and understandings among the parties with respect to such subject matter, and no party to this Agreement shall have any right, responsibility, obligation or liability thereunder. This Agreement shall supersede the AT&T/Liberty TSA


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




insofar as the allocation and settlement of Taxes between the parties hereto; however, this Agreement shall not be deemed to supersede the AT&T/Liberty TSA in any other respect. Any and all prior correspondence, conversations and memoranda are merged herein and shall be without effect hereon. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce either party to enter into this Agreement. This Agreement, including this provision against oral modification, shall not be modified or terminated except by a writing duly signed by each of the parties hereto, and no waiver of any provisions of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound.

         23. Code References. Any references to the Code or Treasury Regulations shall be deemed to refer to the relevant provisions of any successor statute or regulation and shall refer to such provisions as in effect from time to time.

         24. Notices. Any payment, notice or communication required or permitted to be given under this Agreement shall be in writing (including telecopy communication) and mailed, telecopied or delivered:

                  If to Liberty or any member of the Liberty Group:

                  Liberty Media Corporation
                  9197 South Peoria Street
                  Englewood, Colorado 80112
                  Attention:   Peter Zolintakis
                  Facsimile:   (720) 875-5447

                  with a copy to:

                  Baker & Botts, L.L.P.
                  599 Lexington Avenue
                  New York, New York 10022
                  Attention:   Elizabeth M. Markowski, Esq.
                               Frederick H. McGrath, Esq.
                  Facsimile:   (212) 705-5125

                  If to Digital or any member of the Digital Group:

                  Liberty Digital, Inc.
                  c/o Liberty Media Corporation
                  9197 South Peoria Street
                  Englewood, Colorado 80112
                  Attention:
                  Facsimile:

                  with a copy to:

                  Sherman & Howard  L.L.C.
                  633 Seventeenth Street, Suite 3000
                  Denver, Colorado 80202
                  Attention:        Deborah Land Buckley, Esq.
                  Facsimile:        (303) 298-0940

or to any other address as Liberty or Digital shall furnish in writing to one another. All such notices and communications shall be effective when received.

         25. New Members. Each of the parties to this Agreement recognizes that from time to time, new Subsidiaries of Digital may be added to the Digital Group. Each of the parties agree that any new Subsidiary that is part of the Digital Group shall, without the express written consent of the other parties, become a party to this Agreement for all purposes of this Agreement with respect to Taxable periods ending after such Subsidiary was added to the Digital Group.

         26. Termination. This Agreement shall terminate at such time as all obligations and liabilities of the parties hereto have been satisfied. The obligations and liabilities of the parties arising under this Agreement shall continue in full force and effect until all such obligations have been met and such liabilities have been paid in full, whether by expiration of time, operation of law, or otherwise. The obligations and liabilities of each party are made for the benefit of, and shall be enforceable by, the other parties and their successors and permitted assigns.

         27. Headings. The headings used in this Agreement are for convenience only and shall not in any way affect the meaning or interpretation of any provision hereof.

         28. Copies. This Agreement may be executed in multiple counterparts each of which shall be deemed an original, but all of which shall together constitute one Agreement.

         IN WITNESS WHEREOF, each of the parties have caused this Agreement to be executed by its respective duly authorized officer as of the date first set forth above.

                                 LIBERTY MEDIA CORPORATION

                                 BY   /s/ Charles Y. Tanabe
                                      ------------------------------
                                          Charles Y. Tanabe
                                          Senior Vice President

                                 LIBERTY DIGITAL, INC., for itself and on behalf of each member of the Digital Group

                                 BY   /s/ Charles Y. Tanabe
                                      ------------------------------
                                          Charles Y. Tanabe
                                          Vice President

                                 LIBERTY MEDIA GROUP LLC

                                 BY   /s/ Charles Y. Tanabe
                                      -------------------------------
                                          Charles Y. Tanabe
                                          Senior Vice President